Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 15,275 Filed pursuant to Rule 433 Registration Statement Nos. 333-275587; 333-275587-01 March 31, 2026

Market Linked Securities— Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust and the iShares® Silver Trust due May 3, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings	SPDR® Gold Trust (the “GLD Shares”) and the iShares® Silver Trust (the “SLV Shares”)
Pricing date*	April 30, 2026
Original issue date*	May 5, 2026
Face amount	$1,000 per security
Automatic call

If, on the call date, the closing price of the lowest performing underlying is greater than or equal to its starting price, the securities will be automatically called for the call payment on the call settlement date.

Call date*	May 5, 2027
Call settlement date	Three business days after the call date
Call payment	At least $1,342.50 per security which corresponds to a call premium of 34.25% of the face amount (to be determined on the pricing date)
Maturity payment amount (per security)

If the securities are not automatically called prior to maturity, you will be entitled to receive on the maturity date a cash payment per security as follows:

●if the ending price of the lowest performing underlying is greater than its starting price:

$1,000 + ($1,000 × underlying return of the lowest performing underlying × participation rate)

●if the ending price of the lowest performing underlying is equal to or less than its starting price but greater than or equal to its threshold price:

$1,000

●if the ending price of the lowest performing underlying is less than its threshold price:

$1,000 + ($1,000 × underlying return of the lowest performing underlying)

Lowest performing underlying	The underlying with the lower underlying return
Underlying return	With respect to each underlying, (ending price - starting price) / (starting price)
Maturity date*	May 3, 2029
Starting price	For each underlying, the closing price on the pricing date
Ending price	For each underlying, the closing price on the calculation day
Adjustment factor	With respect to each underlying, 1.0, subject to adjustment in the event of certain events affecting the shares of such underlying.
Threshold price	For each underlying, 50% of the starting price
Participation rate	200%
Calculation day*	April 30, 2029, subject to postponement for non-trading days and certain market disruption events.
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $25.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61781E7H3
Tax considerations	See preliminary pricing supplement

Hypothetical payout profile

Call date
Hypothetical Maturity Payment Amount
Lowest Performing Underlying
Call Date (Call Premium: 34.25%)
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-90%
-80%
-70%
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
70%
Hypothetical Percentage Change in the Closing Price of the Lowest Performing Underlying on the Call Date or the Calculation Day

If the securities are not automatically called prior to maturity and the ending price of EITHER underlying is less than its threshold price, you will be exposed to the decline in the closing price of the lowest performing underlying. You may lose more than 50%, and possibly all, of your investment.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $936.40, or within $36.40 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary pricing supplement:
https://www.sec.gov/Archives/edgar/data/895421/000183988226017916/ms15275_424b2-11251.htm

*subject to change

** In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

●If the securities are automatically called prior to maturity, the appreciation potential of the securities is limited by the fixed call payment specified for the call date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlyings or the underlying commodities.

●Reinvestment risk.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each underlying.

●Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risk of sustaining a loss on your investment than if the securities were linked to just one underlying.

●Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

●The securities are subject to risks associated with gold.

●The securities are subject to risks associated with silver.

●There are risks relating to trading of commodities on the London Bullion Market Association.

●Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities.

●The performance and market price of the underlyings, particularly during periods of market volatility, may not correlate with the performance of the underlying commodities or the net asset value per share of the underlyings.

●The anti-dilution adjustments the calculation agent is required to make do not cover every event that could affect the underlyings.

●Historical closing prices of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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